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                                                                    EXHIBIT 10.7

            LNG STRATEGIC CONSULTING AND ADVISORY SERVICES AGREEMENT


THIS AGREEMENT made effective the ____ day of _________ 2005;

BY AND BETWEEN:

     TEEKAY SHIPPING SPAIN S.L., a corporation duly organized and existing under the laws of the Spain with principal offices at Musgo street nr. 5 - 2nd floor, 28023 Madrid, Spain

         ("TK Spain")

AND:

     TEEKAY LNG PROJECTS LTD., a British Columbia company with an office at Suite 2000 Bentall 5, 550 Burrard Street, Vancouver, Canada

         ("TK Projects")

WHEREAS:

     A. TK SPAIN, a corporation that operates vessels, requires certain strategic consulting and advisory services to supplement the existing capabilities of TK Spain's employees; and

     B. TK SPAIN wishes to engage TK Projects to provide such strategic consulting and advisory services to TK SPAIN on the terms set out herein;

NOW THEREFORE, the parties agree that, in consideration of the fees set forth in Schedule "B" to this Agreement (the "Fees") and subject to the Terms and Conditions attached hereto, TK Projects shall provide the strategic consulting and advisory services set forth in Schedule "A" to this Agreement (the "Services").


IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

TEEKAY SHIPPING SPAIN S.L.                        TEEKAY LNG PROJECTS LTD.




By: __________________________                    By: __________________________
Name:                                             Name:
Title:                                            Title:



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                              TERMS AND CONDITIONS

1.   DEFINITIONS

In this Agreement: the term "Change of Control" means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a person who did not immediately before such acquisition own securities of the entity entitling such person to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

2.   GENERAL

TK Projects shall provide all or such portion of the Services, in a commercially reasonable manner, as TK SPAIN, may from time to time reasonably request or direct.

3.   COVENANTS

During the term of this Agreement TK Projects shall:

(a) diligently provide or subcontract for the provision of (in accordance with Section 18 hereof) the Services to TK SPAIN (unless the provision of such Services by TK Projects would materially interfere with Teekay Shipping Corporation's operations) as an independent contractor, and be responsible to TK SPAIN for the due and proper performance of same;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles, and allow TK SPAIN and its representatives to audit and examine such books, records and accounts at any time during customary business hours.

4.   NON-EXCLUSIVITY

TK Projects and its employees may provide services of a nature similar to the Services to any other person. There is no obligation for TK Projects to provide the Services to TK SPAIN on an exclusive basis.

5.   CONFIDENTIAL INFORMATION

TK Projects shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement. TK SPAIN shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by TK Projects of this obligation. TK Projects shall not resist such application for relief on the basis that TK SPAIN has an adequate remedy at law, and TK Projects shall waive any requirement for the securing or posting of any bond in connection with such remedy.


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6.   SERVICE FEE

In consideration for TK Projects providing the Services, TK SPAIN shall pay TK Projects the Fees as determined and by installments as set out in Schedule "B" to this Agreement.

7.   GENERAL RELATIONSHIP BETWEEN THE PARTIES

The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between TK Projects and TK SPAIN.

8.   INDEMNITY

TK SPAIN shall indemnify and hold harmless TK Projects and its employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them due to this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under the environmental laws of any jurisdiction, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever which may be caused by or due to the gross negligence or willful misconduct of TK Projects or its employees or agents.

9.   TERM AND TERMINATION

This Agreement shall commence as of the date first above written and shall continue for successive one year terms unless terminated by either party hereto on not less than sixty (60) days notice. A party may at any time terminate this Agreement forthwith if:

(a) in the case of TK SPAIN, there is a Change of Control of TK Projects and in the case of TK Projects, if there is a Change of Control of TK Spain;

(b)  the other party breaches this Agreement;

(c) a receiver is appointed for all or substantially all of the property of the other party;

(d)  an order is made to wind-up the other party;

(e) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(f) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

10.  FEES UPON TERMINATION

Upon termination of this Agreement, the Fee shall be adjusted as at the effective date of termination. Any overpayment shall forthwith be refunded to TK SPAIN and any underpayment shall forthwith be paid to TK Projects.

11.  SURRENDER OF BOOKS AND RECORDS

Upon termination of this Agreement, TK Projects shall forthwith surrender to TK SPAIN any and all books, records, documents and other property in the possession or control of TK Projects relating to this Agreement and to the business,


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finance, technology, trademarks or affairs of TK SPAIN and any member of the TK
SPAIN Group and, except as required by law, shall not retain any copies of same.

12.  FORCE MAJEURE

Neither party shall be liable for any failure to perform this Agreement due to any cause beyond its reasonable control.

13. ENTIRE AGREEMENT

This Agreement forms the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces all previous agreements, written or oral, with respect to the subject matter hereof.

14.  SEVERABILITY

If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

15.  CURRENCY

Unless stated otherwise, all currency references herein are to United States Dollars.

16.  LAW AND ARBITRATION

This Agreement shall be governed by the laws of The Bahamas. Any dispute under this Agreement shall be put to arbitration in The Bahamas, a jurisdiction to which the parties hereby irrevocably submit.

17.  NOTICE

Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

     If to TK SPAIN:
     --------------
     Musgo Street nr. 5 - 2nd floor
     28023 Madrid, Spain
     Attn: Managing Director
     Fax: +34 913 077 043

     If to TK Projects:
     -----------------
     Suite 2000
     Bentall 5
     550 Burrard Street
     Vancouver BC
     V6C 2K2
     Attn: Director
     ----
     Fax: +1 604 1 604 844 6600

18.  SUBCONTRACTING AND ASSIGNMENT

TK Projects shall not assign, sub-contract or sub-license or assign this Agreement to any party that is not a subsidiary or affiliate of Teekay Shipping Corporation except upon written consent of TK SPAIN.

19.  WAIVER

The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.


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20.  AFFILIATES

This Agreement shall be binding upon and inure to the benefit of the affiliates of TK SPAIN and/or TK Projects.

21.  COUNTERPARTS

This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.


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                                   SCHEDULE A

                                    SERVICES

TK Projects shall provide such of the following strategic consulting and advisory services (the "Services") to TK SPAIN, as TK SPAIN may from time to time reasonably request and direct TK Projects to provide pursuant to Section 2:

     (a)  strategic planning;

     (b)  business development opportunities;

     (c)  integration of any acquired businesses;

     (d)  client relations; and

     (e) any other matters relating to the business of Teekay Spain's liquefied natural gas business as Teekay Spain may request assistance with, to the extent TK Projects has knowledge or experience related to such matters.

TK Projects shall provide quarterly reports to TK Spain outlining the nature and details of the foregoing services that have been provided.


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                                   SCHEDULE B

                                      FEES


In consideration for the provision of services by TK Projects to TK SPAIN, TK SPAIN shall pay TK Projects an annual Fee for each calendar year during the term of this Agreement divided into twelve (12) equal monthly installments payable in advance and which is equal to the annual aggregate amount of such costs and expenses (the "Costs and Expenses") as TK Projects may reasonably incur in connection with the provision of the Services plus a reasonable profit mark-up to be agreed upon and reviewed annually by the parties and which shall be consistent with the Organization for Economic Development's guidelines for transfer pricing levels as well as local rules and regulations.

In respect of each calendar year during the term of this Agreement, TK Projects shall prepare an estimate of the Costs and Expenses it reasonably expects to incur during such year and shall submit such estimate to TK SPAIN within ten
(10) Bahamian banking days of the last day of the immediately preceding year.

The calculation of TK Projects' aforesaid estimated Costs and Expenses may be adjusted from time to time by agreement between the parties, and the Fee payable by TK SPAIN shall be re-calculated accordingly.

Within sixty (60) Bahamian banking days (or such longer period as the parties shall agree) after the end of each year, TK Projects shall submit to TK SPAIN an accounting of the Costs and Expenses it has incurred in that year (the "actual Costs and Expenses").

Ten (10) Bahamian banking days (or such longer period as the parties shall agree) after the date on which TK Projects delivers such accounting of its actual Costs and Expenses:

     (a) where the aggregate of all Fees paid in the relevant year is less than the agreed mark-up of the actual Costs and Expenses, TK SPAIN shall pay an Adjustment to TK Projects; and

     (b) where the aggregate of all Fees paid in the relevant year is greater than the agreed mark-up of the actual Costs and Expenses, TK Projects shall pay an Adjustment to TK SPAIN.

Where the aggregate of all Fees paid in a year is equal to the agreed mark-up of the actual Costs and Expenses, no Adjustment is payable.

For the purposes hereof "ADJUSTMENT" means a payment (made in accordance with the foregoing) in the amount of the difference between the aggregate of all Fees paid in a year and the agreed mark-up of the actual Costs and Expenses incurred in that year.


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